CUSIP NO. 252826102	SCHEDULE 13D	Exhibit A

JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: January 2, 2003

RICHARD C. BLUM & ASSOCIATES, INC.		BLUM CAPITAL PARTNERS, L.P. By Richard C. Blum & Associates, Inc. its general partner

By	/s/ MARC T. SCHOLVINCK	By	/s/ MARC T. SCHOLVINCK
	Marc T. Scholvinck Partner and Chief Financial Officer		Marc T. Scholvinck Partner and Chief Financial Officer

BLUM STRATEGIC GP II, L.L.C.		/s/ MARC T. SCHOLVINCK RICHARD C. BLUM

By	/s/ MARC T. SCHOLVINCK	By	Marc T. Scholvinck, Attorney-in-Fact
Marc T. Scholvinck, Member